UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 19, 2022

ACER THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33004	32-0426967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Gateway Center, Suite 356 300 Washington Street Newton, Massachusetts	02458
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (844) 902-6100
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	ACER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2022, Acer Therapeutics Inc. (the “Company”) appointed Tanya Hayden as Chief Operating Officer, effective immediately. Ms. Hayden, age 42, joined the Company in June 2021 as Vice President of Program and Strategic Alliance Management. Prior to joining the Company, Ms. Hayden served as the Director of Operational Excellence at Lonza, a biotechnology research company, from April 2018 to June 2021, and as Director, Value Chain Management from November 2018 to May 2021.  Prior to that, she served most recently as Vice President of Manufacturing at Bend Research – Capsugel, a pharmaceutical manufacturing company, from January 2014 to April 2018.  Ms. Hayden received a B.S. degree in Chemistry from Gonzaga University.  Harry S. Palmin, who had been serving as the Company’s Chief Operating Officer as well as its Chief Financial Officer, will continue to serve as the Company’s Chief Financial Officer.

Pursuant to the terms of an employment agreement entered into between Ms. Hayden and the Company, as the Company’s Chief Operating Officer and an executive officer of the Company, Ms. Hayden will receive a base salary, initially set at an annualized amount of $325,000, and will be eligible to receive a discretionary cash bonus of up to an annual target bonus equal to 40% of her annual base salary, based upon the achievement of corporate objectives established from time to time by the Company’s board of directors.  In addition, Ms. Hayden was granted a non-qualified option to purchase 25,000 shares of the Company’s common stock, with a grant date of June 19, 2022.  The per share exercise price of the option is equal to the closing price of the Company’s common stock on the trading day before the grant date. The option vests over a four-year period commencing on the date of grant, with 25% vesting on the one-year anniversary of the grant date and the remaining 75% vesting quarterly over the remaining three years (assuming continued service in all instances), with a standard post-service exercise period of 90 days. In addition, the option will accelerate and become fully vested immediately prior to a change in control but only to the extent that the optionee remains in the service of the Company immediately prior to such change in control. The option has a ten-year term.

In the event Ms. Hayden’s employment is terminated by the Company without Cause (as defined in the employment agreement) or due to a Constructive Termination (as defined in the employment agreement), in each instance during the period commencing one month prior to a Change in Control (as defined in the employment agreement) and terminating 12 months after such Change in Control, she will be entitled to (i) a payment, less applicable taxes and withholdings, equal to her then-current base salary for a period of 12 months plus (ii) 1x times her annual discretionary target bonus calculated for such period. In the event Ms. Hayden’s employment is terminated by the Company without Cause or due to a Constructive Termination occurring outside of a Change in Control Period (as defined in the agreement), she will be entitled to a payment, less applicable taxes and withholdings, equal to her then-current base salary for a period of 12 months. Ms. Hayden would receive any such payment in the form of a lump sum 60 days following such termination of employment. In addition, whether in the context of a Change in Control or otherwise, (x) if Ms. Hayden elects to continue her health insurance coverage under COBRA, then the Company will reimburse her for the same portion of her monthly premium over such 12-month period as the Company is then paying for health insurance coverage for active employees, and (y) to the extent not otherwise addressed by any equity-based compensation arrangements, Ms. Hayden will be entitled to 12 months of credited vesting beyond the employment termination date for any outstanding equity-based awards. The severance benefits are subject to Ms. Hayden having been continuously employed through the termination event as well as executing and delivering a general release and waiver of claims in favor of the Company. The timing of any payments to Ms. Hayden under the employment agreement is subject to applicable requirements of Section 409A of the Internal Revenue Code of 1986 and the related Treasury Regulations and may be delayed or reformed to comply with such provisions. In the event any payment or benefit Ms. Hayden might be entitled to receive would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, such payment or benefit will be reduced so as not to trigger excise tax under Section 4999 of such Code, but only if such reduction would result in a greater net payment (in view of the excise tax).

There are no family relationships between Ms. Hayden and any director, executive officer or person nominated by the Company to become a director or executive officer, and there are no transactions between Ms. Hayden or any of her immediate family members, on the one hand, and the Company or any of its subsidiaries, on the other, that would be required to be reported under Item 404(a) of Regulation S-K.

The foregoing description of the employment agreement entered into with Ms. Hayden, dated June 19, 2022, is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.

On June 21, 2022, the Company issued a press release entitled “Acer Therapeutics Announces Promotion of Tanya Hayden to Chief Operating Officer,” a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 8.01.     Other Events

On June 21, 2022, the Company and its collaboration partner, Relief Therapeutics Holding SA, announced that the U.S. Food and Drug Administration (the “FDA”) has issued a Complete Response Letter (the “CRL”) regarding the New Drug Application (the

“NDA”) for ACER-001 (sodium phenylbutyrate) for oral suspension for the treatment of patients with urea cycle disorders (“UCDs”).  The CRL indicates that the FDA cannot approve the NDA in its current form. The CRL states: “[The FDA’s] field investigator could not complete inspection of [the Company’s third-party contract packaging manufacturer], because the facility was not ready for inspection. Satisfactory inspection is required before [the NDA] may be approved. Please notify us in writing when this facility is ready for inspection.”  The FDA did not cite any other approvability issues in the CRL pertaining to the NDA, nor request any additional clinical or pharmacokinetic studies be conducted prior to FDA approval. The FDA did provide one comment in the CRL (identified as “not an approvability issue”) requesting additional existing nonclinical information to be provided in the resubmission of the NDA.  The Company is actively collaborating with its third-party contract packaging manufacturer and cooperating with the FDA to address the FDA’s CRL comments as soon as reasonably possible, and the Company currently intends to resubmit the updated NDA for ACER-001 (sodium phenylbutyrate) for oral suspension for the treatment of patients with UCDs in early-to-mid Q3 2022.  There can be no assurance, however, that the Company will be able to meet its intended resubmission timeline, that FDA inspection of the third-party contract packaging manufacturer facility will be satisfactory, that such inspection is the only impediment to FDA approval of a resubmitted NDA, that a resubmitted NDA will otherwise be approved by the FDA, or that ACER-001 will be approved for any indication.

On June 21, 2022, the Company issued a press release entitled “Acer Therapeutics and Relief Therapeutics Announce Update on U.S. FDA Review of New Drug Application (NDA) for ACER-001,” a copy of which is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Acer Therapeutics Inc. and Tanya Hayden dated June 19, 2022.

99.1	Press release issued by Acer Therapeutics Inc. dated June 21, 2022, entitled “Acer Therapeutics Announces Promotion of Tanya Hayden to Chief Operating Officer.”

99.2	Press release issued by Acer Therapeutics Inc. dated June 21, 2022, entitled “Acer Therapeutics and Relief Therapeutics Announce Update on U.S. FDA Review of New Drug Application (NDA) for ACER-001.”

104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 21, 2022	ACER THERAPEUTICS INC.

	By:	/s/ Harry S. Palmin
Harry S. Palmin
Chief Financial Officer

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